NVE Corporation Reports Second Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—October 21, 2026—NVE Corporation (Nasdaq: NVEC) announced financial results today for the quarter ended September 30, 2026.

Total revenue for the second quarter of fiscal 2027 decreased 8% to $5.83 million from $6.35 million for the prior-year quarter. The decrease was due to a 9% decrease in product sales, partially offset by a 25% increase in contract research and development revenue. Net income for the second quarter of fiscal 2027 decreased 4% to $3.17 million, or $0.65 per diluted share, compared to $3.31 million, or $0.68 per share, for the prior-year quarter.

For the first six months of fiscal 2027, total revenue increased 36% to $16.9 million from $12.5 million for the first six months of the prior year. The increase was due to a 35% increase in product sales and a 38% increase in contract research and development revenue. Net income increased 39% to $9.57 million, or $1.97 per diluted share, from $6.89 million, or $1.42 per share, for the first half of fiscal 2026.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable November 30, 2026 to shareholders of record as of November 2, 2026.

“We’re pleased to report a 36% increase in revenue for the six months ended September 30, 2026, compared to the prior-year period, despite an 8% decrease in revenue for the second quarter of fiscal 2027 compared to the prior-year quarter,” said NVE President and Chief Executive Officer Peter G. Eames, PhD.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to tariffs, customs, duties, and other trade barriers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2026.

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Contact: investor@nve.com

NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND SIX MONTHS ENDED SEPTEMBER 30, 2026 AND 2025 (Unaudited)
	Quarter Ended September 30,
	2026	2025
Revenue
Product sales	$5,575,282	$6,138,772
Contract research and development	259,420	208,220
Total revenue, net	5,834,702	6,346,992
Cost of sales	1,270,805	1,378,494
Gross profit	4,563,897	4,968,498
Expenses
Research and development	727,345	873,470
Selling, general, and administrative	630,314	436,919
Total expenses	1,357,659	1,310,389
Income from operations	3,206,238	3,658,109
Interest income	474,727	484,330
Other income	-	3,094
Income before taxes	3,680,965	4,145,533
Provision for income taxes	507,806	834,695
Net income	$3,173,159	$3,310,838
Net income per share – basic	$0.66	$0.68
Net income per share – diluted	$0.65	$0.68
Weighted average shares outstanding
Basic	4,842,050	4,837,166
Diluted	4,850,910	4,839,243

	Six Months Ended Sept. 30,
	2026	2025
Revenue
Product sales	$16,310,017	$12,047,342
Contract research and development	558,742	404,294
Total revenue, net	16,868,759	12,451,636
Cost of sales	3,336,850	2,561,017
Gross profit	13,531,909	9,890,619
Expenses
Research and development	1,673,927	1,593,701
Selling, general, and administrative	1,385,908	855,559
Total expenses	3,059,835	2,449,260
Income from operations	10,472,074	7,441,359
Interest income	924,647	982,538
Other income	-	3,905
Income before taxes	11,396,721	8,427,802
Provision for income taxes	1,829,371	1,541,146
Net income	$9,567,350	$6,886,656
Net income per share – basic	$1.98	$1.42
Net income per share – diluted	$1.97	$1.42
Weighted average shares outstanding
Basic	4,839,621	4,837,166
Diluted	4,848,187	4,839,049

NVE CORPORATION BALANCE SHEETS SEPTEMBER 30 AND MARCH 31, 2026

	(Unaudited) September 30, 2026	March 31, 2026
ASSETS
Current assets
Cash and cash equivalents	$3,969,958	$1,714,040
Marketable securities, short-term	19,678,659	18,125,060
Accounts receivable, net of allowance for credit losses of $15,000	3,005,928	3,408,941
Inventories, net	6,860,310	7,082,821
Prepaid expenses and other assets	1,541,483	1,860,415
Total current assets	35,056,338	32,191,277
Fixed assets
Machinery and equipment	13,925,767	13,843,799
Leasehold improvements	2,059,853	2,059,853
	15,985,620	15,903,652
Less accumulated depreciation and amortization	12,652,165	12,187,643
Net fixed assets	3,333,455	3,716,009
Marketable securities, long-term	20,739,953	23,678,452
Right-of-use asset – operating lease	732,004	793,794
Total assets	$59,861,750	$60,379,532

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$252,399	$278,599
Accrued payroll and other	751,695	697,611
Operating lease	202,612	165,116
Total current liabilities	1,206,706	1,141,326
Deferred tax liabilities	9,990	248,284
Long-term operating lease liability	668,708	740,423
Total liabilities	1,885,404	2,130,033

Shareholders’ equity
Common stock	48,441	48,372
Additional paid-in capital	20,175,512	19,914,769
Accumulated other comprehensive loss	(452,080)	(32,010)
Retained earnings	38,204,473	38,318,368
Total shareholders’ equity	57,976,346	58,249,499
Total liabilities and shareholders’ equity	$59,861,750	$60,379,532